Exhibit 99.1

China Integrated Energy, Inc. Announces Significant Increase
in Petroleum Contract with Existing Wholesale Distribution
Customer

Expanded Contract Expected to Add $52 Million in Revenue for 2010

XI'AN, China, Jan. 28 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq: CBEH; "the Company"), a leading non-state-owned integrated energy company in the People's Republic of China, today announced that it has signed a contract with an existing wholesale distribution customer to deliver an estimated 160,000 tons of petroleum products in 2010, an increase of 62,000 tons over sales to this customer in 2009. The newly signed contract is expected to generate an additional $52 million in revenue from this customer in 2010.

This newly expanded contract demonstrates the Company's ability to execute its growth strategy in its wholesale distribution of finished oil and heavy oil products by penetrating existing territories to meet increased demand from its current customers. The customer with whom the Company signed the contract is located in Sichuan Province, a province with limited refinery capacity. The Company is located in Xi'an City, where is ideally located between China's oil production regions and oil importing regions to take advantage of China's increasing demand for finished oil and heavy oil products and its supply imbalance. The Company is well-positioned to serve Sichuan and other oil consuming provinces in south-central and southeastern China given the location of its storage facilities adjacent to railway lines that provide distribution access throughout those regions. China's demand for petroleum products has increased significantly over the past decade with domestic demand for diesel and gasoline growing at a compound annual growth rate of 9.2% and 8.4%, respectively, from 2001 to 2008.

China Integrated Energy is one of the leading distributors and wholesalers of finished petroleum products and one of only four non-state-owned distributors with a license to sell both finished oil and heavy oil products in Shaanxi Province. The Company currently sells its products through its distribution network covering 14 provinces and municipalities with an estimated population of 640 million people.

"We are pleased to enter into this expanded contract, as it is expected to add significantly to our revenue in 2010," stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. "To put this new contract into perspective, the increase is equal to the total amount of finished oil and heavy oil products we distributed in the third quarter of 2009. Wholesale distribution of petroleum products is our largest business segment today, and we plan to continue to grow this segment in 2010 through both existing and new customers. With our diversified supply base, large storage capacity and proximity to rail transportation, we believe we are well-positioned to achieve that goal as the demand for petroleum products continues to grow."

Mr. Gao concluded, "We are on schedule in meeting our construction goals for our new 50,000 ton biodiesel manufacturing facility and expect to commence operations by the third quarter of 2010. We will continue scouting high traffic locations to expand our portfolio of retail gas stations to create additional sales and higher profitability for our overall distribution channels as we build on being one of the leading integrated energy companies in China."

About China Integrated Energy, Inc.

The Company is a leading non-state-owned integrated energy company in the PRC and has engaged in three business segments: the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel, and the operation of retail gas stations. The Company's primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant and twelve retail gas stations in China.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward- looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

     For more information, please contact:

     China Integrated Energy, Inc.
     Alex Gong, VP of Capital Market
     Tel:   +86-136-0127-9912
     Email: alexgong08@gmail.com
     Web:   http://www.cbeh.net.cn

     OR

     HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web:   http://www.hcinternational.net